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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

United Defense Industries, Inc.

(Name of Issuer)

Common Stock, Par, Value $0.01 Per Share

(Title of Class of Securities)

91018B 10 4

(CUSIP Number)

June 6, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. TCG Holdings, L.L.C. I.R.S. Identification Nos. of above persons (entities only). 54-1686011

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 24,006,857 7. Sole Dispositive Power 0 8. Shared Dispositive Power 24,006,857

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,006,857

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 46.44%

12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. TC Group, L.L.C. d/b/a The Carlyle Group I.R.S. Identification Nos. of above persons (entities only). 54-1686957

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 24,006,857 7. Sole Dispositive Power 0 8. Shared Dispositive Power 24,006,857

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,006,857

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 46.44%

12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. Carlyle Partners II, L.P. I.R.S. Identification Nos. of above persons (entities only). 51-0357731

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 7,253,984 7. Sole Dispositive Power 0 8. Shared Dispositive Power 7,253,984

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,253,984

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.03%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. Carlyle SBC Partners II, L.P. I.R.S. Identification Nos. of above persons (entities only). 51-0369721

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 331,099 7. Sole Dispositive Power 0 8. Shared Dispositive Power 331,099

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 331,099

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .64%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. State Board of Administration of Florida I.R.S. Identification Nos. of above persons (entities only). 52-2038314

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Instrumentality of the State of Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 3,047,024 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,047,024

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,047,024

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.89%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. Carlyle Investment Group, L.P. I.R.S. Identification Nos. of above persons (entities only). 51-0357730

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 7,618 7. Sole Dispositive Power 0 8. Shared Dispositive Power 7,618

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,618

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .01%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. Carlyle International Partners II, L.P. I.R.S. Identification Nos. of above persons (entities only). 98-0153707

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 6,123,115 7. Sole Dispositive Power 0 8. Shared Dispositive Power 6,123,115

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,123,115

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 11.84%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. Carlyle International Partners III, L.P. I.R.S. Identification Nos. of above persons (entities only). 98-0153592

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 329,913 7. Sole Dispositive Power 0 8. Shared Dispositive Power 329,913

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 329,913

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .64%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. C/S International Partners I.R.S. Identification Nos. of above persons (entities only). 98-0160490

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 1,378,650 7. Sole Dispositive Power 0 8. Shared Dispositive Power 1,378,650

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,378,650

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.67%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. Carlyle-UDLP Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 52-2060122

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 2,041,745 7. Sole Dispositive Power 0 8. Shared Dispositive Power 2,041,745

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,041,745

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.95%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons.Carlyle-UDLP International Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 98-0181881

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 1,002,664 7. Sole Dispositive Power 0 8. Shared Dispositive Power 1,002,664

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,002,664

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.94%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. Carlyle-UDLP Partners II, L.P. I.R.S. Identification Nos. of above persons (entities only). 52-2060123

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 2,015,666 7. Sole Dispositive Power 0 8. Shared Dispositive Power 2,015,666

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,015,666

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.90%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. Carlyle-UDLP International Partners II, L.P. I.R.S. Identification Nos. of above persons (entities only). 98-0181883

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 475,379 7. Sole Dispositive Power 0 8. Shared Dispositive Power 475,379

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 475,379

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .92%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. Carlyle Investment Management, L.L.C. I.R.S. Identification Nos. of above persons (entities only). 52-1988385

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 3,047,024 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,047,024

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,047,024

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.89%

12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. DBD Investors IV, L.L.C. I.R.S. Identification Nos. of above persons (entities only). 52-2076068

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 277,536 7. Sole Dispositive Power 0 8. Shared Dispositive Power 277,536

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 277,536

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) ..54%

12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. TC Group II, L.L.C. I.R.S. Identification Nos. of above persons (entities only). 54-1686957

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 15,416,761 7. Sole Dispositive Power 0 8. Shared Dispositive Power 15,416,761

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,416,761

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 29.82%

12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

CUSIP No. 91018B 10 4

1.	Names of Reporting Persons. Iron Horse Investors, L.L.C. I.R.S. Identification Nos. of above persons (entities only). 52-2059783

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 24,284,393 7. Sole Dispositive Power 0 8. Shared Dispositive Power 24,284,393

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,284,393

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 46.98%

12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

SCHEDULE 13G

Item 1(a).	Name of Issuer:
United Defense Industries, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:
1525 Wilson Boulevard, Suite 700
Arlington, VA 22209-2444

Item 2(a).	Name of Person Filing:
TCG Holdings, L.L.C.
TC Group, L.L.C.
Carlyle Partners II, L.P.
Carlyle SBC Partners II, L.P.
State Board of Administration of Florida
Carlyle Investment Group, L.P.
Carlyle International Partners II, L.P.
Carlyle International Partners III, L.P.
C/S International Partners
Carlyle-UDLP Partners, L.P.
Carlyle-UDLP International Partners, L.P.
Carlyle-UDLP Partners II, L.P.
Carlyle-UDLP International Partners II, L.P.
Carlyle Investment Management, L.L.C.
DBD Investors IV, L.L.C.
TC Group II, L.L.C.
Iron Horse Investors, L.L.C

Item 2(b).	Address of Principal Business Office:
c/o The Carlyle Group
1001 Pennsylvania Ave, NW
Suite 220 South
Washington, D.C. 20004-2505

Item 2(c).	Citizenship:
TCG Holdings, L.L.C.—Delaware
TC Group, L.L.C.—Delaware
Carlyle Partners II, L.P.—Delaware
Carlyle SBC Partners II, L.P.—Delaware
State Board of Administration of Florida—Instrumentality of the State of Florida
Carlyle Investment Group, L.P.—Delaware
Carlyle International Partners II, L.P.—Cayman Islands
Carlyle International Partners III, L.P.—Cayman Islands
C/S International Partners—Cayman Islands
Carlyle-UDLP Partners, L.P.—Delaware
Carlyle-UDLP International Partners, L.P.—Cayman Islands
Carlyle-UDLP Partners II, L.P.—Delaware
Carlyle-UDLP International Partners II, L.P.—Cayman Islands
Carlyle Investment Management, L.L.C.—Delaware

DBD Investors IV, L.L.C.—Delaware
TC Group II, L.L.C.—Delaware
Iron Horse Investors, L.L.C—Delaware

Item 2(d).	Title of Class of Securities Common Stock, Par Value $0.01 Per Share

Item 2(e).	CUSIP Number
91018B 10 4

Item 3.	Not applicable.

[Remainder of this page has been left intentionally blank.]

Item  4.    Ownership

Reporting Person	Amount beneficially owned:	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of	Shared power to dispose or to direct the disposition of

TCG Holdings, L.L.C.	24,006,857	46.44%	0	24,006,857	0	24,006,857

TC Group, L.L.C.	24,006,857	46.44%	0	24,006,857	0	24,006,857

Carlyle Partners II, L.P.	7,253,984	14.03%	0	7,253,984	0	7,253,984

Carlyle SBC Partners II, L.P.	331,099.64%		0	331,099	0	331,099

State Board of Administration of Florida	3,047,024	5.89%	0	3,047,024	0	3,047,024

Carlyle Investment Group, L.P.	7,618.01%		0	7,618	0	7,618

Carlyle International Partners II, L.P.	6,123,115	11.84%	0	6,123,115	0	6,123,115

Carlyle International Partners III, L.P.	329,913.64%		0	329,913	0	329,913

C/S International Partners	1,378,650	2.67%	0	1,378,650	0	1,378,650

Carlyle-UDLP Partners, L.P.	2,041,745	3.95%	0	2,041,745	0	2,041,745

Carlyle-UDLP International Partners, L.P.	1,002,664	1.94%	0	1,002,664	0	1,002,664

Carlyle-UDLP Partners II, L.P.	2,015,666	3.90%	0	2,015,666	0	2,015,666

Carlyle-UDLP International Partners II, L.P.	475,379.92%		0	475,379	0	475,379

Carlyle Investment Management, L.L.C.	3,047,024	5.89%	0	3,047,024	0	3,047,024

DBD Investors IV, L.L.C.	277,536.54%		0	277,536	0	277,536

TC Group II, L.L.C.	15,416,761	29.82%	0	15,416,761	0	15,416,761

Iron Horse Investors, L.L.C.	24,284,393	46.98%	0	24,284,393	0	24,284,393

Iron Horse Investors, L.L.C., a Delaware limited liability company (“Iron Horse”) is the record owner of 24,284,393 shares of Common Stock of United Defense Industries, Inc. Carlyle Partners II, L.P., Carlyle SBC Partners II, L.P., Carlyle Investment Group, L.P., Carlyle International Partners II, L.P., Carlyle International Partners III, L.P., C/S International Partners, Carlyle-UDLP Partners, L.P., Carlyle-UDLP International Partners, L.P., Carlyle-UDLP Partners II, L.P., and Carlyle-UDLP International Partners II, L.P., (collectively, the “Investment Partnerships”) together with DBD Investors IV, L.L.C. and the State Board of Administration of Florida constitute all the members of Iron Horse.

TC Group, L.L.C. exercises investment discretion and control over the shares held by the Investment Partnership directly through its capacity as the sole general partner of certain of the Investment Partnerships or indirectly through its wholly-owned subsidiary TC Group II, L.L.C., the sole general partner of certain of the Investment Partnerships. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. TCG Holdings, L.L.C., TC Group, L.L.C., TC Group II, L.L.C. and the Investment

Partnerships could therefore be deemed to be beneficial owners of the shares owned of record by Iron Horse.

William E. Conway, Jr., Daniel A. D’Aniello, and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., and DBD Investors IV, L.L.C., may be deemed to share beneficial ownership of the shares shown as beneficially owned by each entity. Such persons disclaim such beneficial ownership.

Carlyle Investment Management, L.L.C. acts as investment advisor and manager with authority and responsibility to invest certain assets on behalf of the State Board of Administration of Florida. Accordingly, Carlyle Investment Management, L.L.C. may be deemed to be a beneficial owner of shares of Common Stock owned by the State Board of Administration of Florida.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement has been filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [            ].

Item 6:	Ownership of More than Five Percent on Behalf of Another Person:
Not applicable.

Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company
Not applicable.

Item 8:	Identification and Classification of Members of the Group.
Not applicable.

Item 9:	Notice of Dissolution of Group
Not applicable.

Item 10:	Certification
Not applicable.

Signature Page 1 of 5

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	February 11, 2003

TCG HOLDINGS, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC GROUP, L.L.C.

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE PARTNERS II, L.P.

By:	TC Group II, L.L.C., its General Partner

By: TC Group, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 2 of 5

CARLYLE SBC PARTNERS II, L.P.

By:	TC Group II, L.L.C., its General Partner

By: TC Group, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE INVESTMENT GROUP, L.P.

By:	TC Group, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE INTERNATIONAL PARTNERS II, L.P.

By:	TC Group II, L.L.C., its General Partner

By: TC Group, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 3 of 5

CARLYLE INTERNATIONAL PARTNERS III, L.P.

By:	TC Group II, L.L.C., its General Partner

By: TC Group, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE-UDLP PARTNERS, L.P.

By:	TC Group, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE-UDLP INTERNATIONAL PARTNERS, L.P.

By:	TC Group, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 4 of 5

C/S INTERNATIONAL PARTNERS

By:	TC Group II, L.L.C., its Managing General Partner

By: TC Group, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE-UDLP PARTNERS II, L.P.

By:	TC Group, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE-UDLP INTERNATIONAL PARTNERS II, L.P.

By:	TC Group, L.L.C., its General Partner

By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 5 of 5

DBD INVESTORS IV, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE INVESTMENT MANAGEMENT, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC GROUP II, L.L.C.

By:	TC Group, L.L.C., its Managing Member

By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

IRON HORSE INVESTORS, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

STATE BOARD OF ADMINISTRATION OF FLORIDA

By:	Carlyle Investment Management, L.L.C. Attorney-in-Fact

	By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director